UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/15/2010

Strategic Storage Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-146959

MD	32-0211624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694
(Address of principal executive offices, including zip code)

(877) 327-3485
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

On November 17, 2010, Strategic Storage Trust, Inc. (the "Registrant") issued a press release regarding the closing of the Chicago - Roosevelt Rd. property acquisition described below in Item 8.01. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein is deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.

Item 8.01.    Other Events

Acquisition of the Chicago - Roosevelt Rd. Property

        As reported earlier, on September 17, 2010, the Registrant, through a wholly-owned subsidiary of the Registrant's operating partnership, entered into purchase and sale agreements with unaffiliated third parties for the acquisition of four self storage facilities located in the Chicago, Illinois greater metropolitan area (the "Chicago Portfolio"). On October 22, 2010 and October 26, 2010, the Registrant closed on three of the properties in the Chicago Portfolio. On November 16, 2010, the Registrant closed on the purchase of the final property in the Chicago Portfolio, the Chicago - Roosevelt Rd. property.

        The Registrant purchased the Chicago - Roosevelt Rd. property for a purchase price of $1.8 million, plus closing costs and acquisition fees. The Registrant paid its advisor, Strategic Storage Advisor, LLC, a total of $45,000 in acquisition fees in connection with the acquisition of this property. The Registrant funded this acquisition using net proceeds from its initial public offering and debt proceeds from a group of loans previously obtained from The Prudential Insurance Company of America that are secured by a first priority mortgage or deed of trust on 11 of the properties in the Registrant's existing portfolio.

        The Chicago - Roosevelt Rd. property is an approximately 445-unit self storage facility that sits on approximately 6.4 acres and contains approximately 41,000 rentable square feet of self storage space, located at 5525 West Roosevelt Road, Cicero, Illinois. The property was converted to self storage use in 2004.

        The Registrant's portfolio now includes 40 wholly-owned properties in 15 states.

Potential Acquisition of the Mavis Property

        On November 15, 2010, the Registrant, through a wholly-owned subsidiary of the Registrant's operating partnership, executed a purchase and sale agreement with an unaffiliated third party (the "Mavis Purchase Agreement") for the acquisition of an industrial building located in Mississauga, Ontario - Canada, which the Registrant intends to convert into a self storage facility (the "Mavis property"). The purchase price for the Mavis property is approximately $5.5 million, plus closing costs and acquisition fees. The Registrant expects this acquisition to close in the first quarter of 2011 and to fund such acquisition with a combination of net proceeds from its initial public offering and debt proceeds from a group of loans previously obtained from The Prudential Insurance Company of America that are secured by a first priority mortgage or deed of trust on 11 of the properties in the Registrant's existing portfolio.

        The Mavis property is a conversion project that, when completed, will be an approximately 1,070-unit self storage facility that sits on approximately 4.8 acres and will contain approximately 104,500 rentable square feet of self storage space. The Mavis property is located at 3136 Mavis Road, Mississauga, Ontario - Canada. Construction is expected to be completed in 2011.

        Pursuant to the Mavis Purchase Agreement, the Registrant would be obligated to purchase the Mavis property only after satisfactory completion of agreed upon closing conditions. The Registrant will decide whether to acquire the Mavis property generally based upon:

- satisfactory completion of due diligence on the property and the seller of the property;

- satisfaction of the conditions to the acquisition in accordance with the purchase agreement; and
- no material adverse changes relating to the property, the seller of the property or certain economic conditions.

        There can be no assurance that the Registrant will complete the acquisition of the Mavis property. In some circumstances, if the Registrant fails to complete the acquisition, it may forfeit up to $250,000 in earnest money on the Mavis property.

       Other properties may be identified in the future that the Registrant may acquire prior to or instead of the Mavis property. Due to the considerable conditions to the consummation of the acquisition of the Mavis property, the Registrant cannot make any assurances that the closing of the Mavis property is probable.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
99.1        Press Release Announcing the Acquisition of the Chicago - Roosevelt Rd. Property

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strategic Storage Trust, Inc.

Date: November 17, 2010	By:	/s/ Michael S. McClure
Michael S. McClure
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release